Exhibit 10.3

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement is made as of the 15th day of August, 2018, by and between Markel Corporation (“Markel” or the “Company”), and Richard R. Whitt, III (“Executive”).
The parties agree as follows:
1.     Employment and Duties. The Company employs the Executive as Co-Chief Executive Officer. The Executive agrees to devote his full time and attention to the business of Markel and its subsidiaries and affiliates and to perform duties normally and properly incident to his position and such further duties as may be assigned to him by the Compensation Committee or the Board of Directors of Markel. The duties to be performed by the Executive under this Agreement shall be performed by him primarily in the Richmond, Virginia metropolitan area, provided, however, that the Executive shall travel to the extent reasonably necessary to perform his duties hereunder.
2.     Term. Unless sooner terminated under Sections 4, 5 or 6 of this Agreement, the Company employs the Executive, and the Executive agrees to serve the Company, for an initial term beginning August 15, 2018 and ending December 31, 2021. The term of this Agreement shall automatically be extended for additional terms of one year, unless either party notifies the other in writing at least 90 days before the expiration of the term of this Agreement that it does not wish to extend the term. If the Company notifies the Executive that it does not wish to extend the term of this Agreement, the Company shall be deemed to have terminated the Executive’s employment without cause, and the Executive shall be entitled to the benefits specified in Section 6(b) of this Agreement subject to the terms and conditions therein. If the Executive notifies the Company that the Executive does not wish to extend the term of this Agreement, the Executive shall be deemed to have voluntarily left the employ of the Company and the Company’s obligations to the Executive under this Agreement shall terminate. Upon any termination of the term of this Agreement and his employment by either party for any or no reason, the Executive shall be deemed automatically to have resigned as of such effective termination date from any and all officer and director positions (if any) that the Executive then holds with the Company and any of its subsidiaries and affiliates. Upon such termination as described in the foregoing sentence, the Board of Directors of the Company (the “Board”) is irrevocably authorized to appoint another officer or director to act as the Executive’s attorney in the Executive’s name and on the Executive’s behalf and to sign any documents or do any acts or things necessary or appropriate to effect such resignations.
3.      Salary and Benefits. Subject to, and except as otherwise provided in, Sections 4, 5 and 6 below:
(a)     During the term of this Agreement, the Company shall pay (or cause to be paid to) the Executive a salary at a rate of not less than $1,000,000.00 per year, which sum shall be payable in bi-weekly installments. The Company agrees to review the Executive’s salary no less frequently than annually. In the event of an increase in salary or the payment of a bonus, the other terms and conditions of this Agreement shall remain in full force and effect. The annual rate of base salary in effect at any given time is sometimes referred to in this Agreement as “Base Salary.” The Executive shall be eligible for an annual cash incentive bonus, subject to such performance conditions as shall be approved by the Compensation Committee of the Board, having a target value equal to not less than 150% of Base Salary, and payable not later than March 15th after the end of the applicable performance period. The Executive shall also be eligible for an annual equity incentive award, subject to the approval of the Compensation Committee of the Board, which for each of year shall have a target grant date value equal to not less than 150% of Base Salary for the 2018 performance year and not less than 250% for subsequent performance years, and subject in each case to such performance conditions, and such other terms and conditions set forth in the applicable award agreements, as are approved by the Compensation Committee of the Board.
(b)     During the term of this Agreement, the Executive shall be entitled to (i) participate in such employee benefit plans and programs as are generally available to other senior executives of the Company who hold positions of similar responsibility to those of the Executive (provided, however, that nothing in this Agreement shall entitle the Executive to participate in the Company’s 401(k) plan following the termination of his employment for any reason), (ii) reimbursement, in accordance with policies and procedures established by the Company from time to time, for all items of expense reasonably and necessarily incurred by the Executive on behalf of the Company, (iii) such holidays as are generally available to employees of the Company, and (iv) annual paid time off in accordance with

Company policies applicable to senior executives of the Company; in each case as such plans, programs, policies and procedures are in effect or amended in the Company’s discretion.
4.    Termination by Death or Disability.
(a)     Should the Executive die during the term of employment, the Company shall be obligated to pay any salary and benefits to which the Executive may be entitled until the end of the bi-weekly payroll period in which the death occurs, and the Company shall pay to the Executive’s personal representatives amounts equal to and payable at the same time as the installments of Base Salary theretofore regularly paid to the Executive for a period of twelve (12) months beginning as of the date of death. In addition, all outstanding granted equity awards held by the Executive shall become fully vested as of the date of death, with any granted performance equity awards whose performance period has not yet been fully completed to be deemed to have satisfied its performance conditions at the target level. The Company shall have no further liability to the Executive under this Agreement.
(b)    Should the Executive be unable to perform substantially all duties of employment required under this Agreement for 90 consecutive days because of a physical or mental disability, the Company shall then have the right to terminate the Executive’s employment by giving the Executive thirty (30) days’ notice. After the date of termination, the Company shall pay to the Executive or the Executive’s personal representatives amounts equal to and payable at the same time as the installments of Base Salary theretofore regularly paid to the Executive for a period of twelve (12) months beginning as of the date of termination. In addition, all outstanding granted equity awards held by the Executive shall become fully vested as of the date of such termination, with any granted performance equity awards whose performance period has not yet been fully completed to be deemed to have satisfied its performance conditions at the target level.
A condition of disability under this Agreement shall be determined by the Compensation Committee of the Board on the basis of (i) the Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
5.    Termination for Cause. The Company, by action of a Co-Chief Executive Officer or by action of the Compensation Committee of the Board, may at any time elect to terminate the Company’s obligations under this Agreement for “cause” and remove the Executive from employment, effective immediately upon notice of such employment termination to the Executive, and all obligations of the Company to the Executive under this Agreement shall then cease other than accrued salary and benefits through the termination date.
For purposes of this Agreement “cause” shall be only the following:
(a)     continued and deliberate neglect by the Executive, after receipt of notice thereof, of employment duties other than as a result of the Executive’s physical or mental disability;
(b)    willful misconduct of the Executive in connection with the performance of his duties, including by way of example but not limitation, misappropriation of funds or property of the Company; securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company; or violation of any code of conduct or standards of ethics (including without limitation with respect to employment discrimination, harassment or retaliation) applicable to employees of the Company;
(c)    conduct by the Executive which may result in material injury to the reputation of the Company if the Executive were retained in his position with the Company, including by way of example but not limitation, commission of a felony, bankruptcy, insolvency or general assignment for the benefit of creditors;
(d)    active disloyalty such as aiding a competitor;

(e)    the Executive’s inability to obtain or maintain any required regulatory approvals or authorizations necessary for the Executive to perform his duties under this Agreement; or
(f)    a breach by the Executive of Section 7 or 8 of this Agreement.
6.    Other Termination.
(a)    If the Executive resigns or voluntarily leaves the employ of the Company, except as set forth in Section 6(c) below, and subject to the terms of any applicable restricted stock unit or other equity award agreement to which the Executive is a party (“Equity Award Agreement”), the Company’s obligations to the Executive under this Agreement shall terminate and the Company shall have no further liability to the Executive under this Agreement other than accrued salary and benefits through the termination date.
(b)    The Company, by action of the Co-Chief Executive Officer or by action of the Compensation Committee of the Board, may at any time elect to terminate the Company’s obligations under this Agreement without cause and remove the Executive from employment on thirty (30) days’ notice, in which event the Executive shall be entitled to receive, subject to the Executive’s compliance with the provisions of Sections 7 and 8 of this Agreement, the identical compensation and benefits set forth in Section 6(c) hereof subject to the terms and conditions thereof.
(c)    If: (x) the Company elects to terminate the Executive without cause, (y) the Executive voluntarily leaves the employ of the Company by virtue of the Company’s material failure to comply with any terms of this Agreement, or (z) Good Reason occurs within twelve (12) months following a Change in Control (defined below) and the Executive terminates employment for such Good Reason (and, in the case of both subparts (y) and (z), provided the Executive first gives all required notice to the Company and the Company does not thereafter timely cure), and within the period prescribed by the Company, not to exceed sixty (60) days after the date of employment termination, the Executive first executes and does not revoke a comprehensive release of claims in substantially the form set forth as Exhibit B hereto (or in another form otherwise agreed to by the parties), and subject to compliance by the Executive with the provisions of Sections 7 and 8 of this Agreement: (i) the Executive also shall be entitled to receive (A) continued payments of Base Salary for a period of twenty four (24) months, with the first such payment commencing within sixty (60) days after the Executive’s termination of employment, subject to Section 20 and (B) if the Executive timely elects continued coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Executive shall be entitled to such continued coverage at the same cost charged to active employees for a period of twenty four (24) months after the date of termination; (ii) in addition, within thirty (30) days following each of the first and second anniversaries of the Executive’s date of employment termination, the Executive shall be entitled to receive a lump sum payment equal to the amount of his target annual cash incentive bonus; and (iii) all outstanding granted equity awards held by the Executive shall become fully vested as of the date of such termination, with any granted performance equity awards whose performance period has not yet been fully completed to be deemed to have satisfied its performance conditions at the target level. The Company shall have no further liability to the Executive under this Agreement. For these purposes “Change in Control” means the occurrence of any of the following events:
(i)    Stock Acquisition. The acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of Markel (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Markel entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions of such shares or voting power shall not constitute a change in control: (A) any acquisition directly from Markel; (B) any acquisition by Markel; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Markel or any corporation controlled by Markel; or (D) any acquisition by any corporation in a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section; or

(ii)     Board Composition. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Markel’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)     Business Combination. The consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of Markel (a “Business Combination”), unless, following such Business Combination:
(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Markel or all or substantially all of the assets of Markel either directly or through one or more subsidiaries and affiliates) in substantially the same proportions as their ownership immediately before such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;
(B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Markel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination; and
(C) at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination.
(iv)    Liquidation or Dissolution. Approval by the shareholders of Markel of a complete liquidation or dissolution of Markel.
“Good Reason” means unless and to the extent otherwise waived in writing by the Executive, the termination of the Executive’s employment with the Company which is initiated by the Executive because of any of the following events:
(i)    a material decrease in the Executive’s annual base salary in effect as of the date of the Change in Control;
(ii)    the assignment of duties and responsibilities to the Executive that materially reduce the level and types of duties and responsibilities of the Executive as of the date of the Change in Control;
(iii)     a material breach of this Agreement by the Company or any successor; or
(iv)    the Company changes by fifty (50) miles or more the principal locations in which the Executive is required to perform services from the locations at which the Executive was employed as of the date of the Change in Control.

The Executive must provide notice to the Company of the existence of the event constituting Good Reason or the Company’s material failure to comply with any terms of this Agreement, as applicable, within ninety (90) days of the initial existence of the event. The Company shall have thirty (30) days after its receipt of notice by the Executive to cure the event before the Executive may terminate employment. If the Company fails to cure such event, the Executive must terminate employment within ninety (90) days after the expiration of such thirty (30)-day cure period, or such Good Reason or the Company’s material failure to comply with any terms of this Agreement, as applicable, shall be deemed waived.
7.    Confidential Information; Trade Secrets; Intellectual Property. As consideration for and to induce the employment of the Executive by the Company, the Executive agrees that:
(a)     All confidential competitive pricing, marketing, proprietary and other non-public information or materials relating to or used in the business and operations of the Company or any of its subsidiaries or affiliates (including, without limitation, trade secrets, marketing methods and procedures, customer and prospective customer lists and non-public information on customers or their employees, strategies, research and development, policies and manuals, employee personnel and medical files, nonpublic financial information, lists of professionals referring customers to the Company or its subsidiaries or affiliates, sources of supplies and materials, business systems and procedures, computer programs, patented or unpatented inventions, information concerning planned or pending acquisitions, investments or divestitures, and information concerning purchases of major equipment or property), whether prepared, compiled, developed or obtained by the Executive or by the Company or any of its subsidiaries or affiliates before or during the term of this Agreement, are and shall be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Company, its subsidiaries and affiliates. Confidential Information does not include information which (i) is or was already in the Executive’s possession before employment, (ii) lawfully is or becomes generally available to the public other than as a result of a disclosure by the Executive or (iii) lawfully becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not known to be bound by a confidentiality agreement or other obligation of secrecy with respect to such information.
(b)    All records of and materials relating to Confidential Information or other information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by the Executive or by the Company or any of its subsidiaries or affiliates before or during the term of this Agreement, are and shall be the exclusive property of the Company or its subsidiaries or affiliates, as the case may be. Without limiting the foregoing in any way, by signing this Agreement, the Executive also hereby agrees to the Intellectual Property Agreement attached as Exhibit A hereto, which is a part of this Agreement.
(c)    Except in the regular course of his employment or as the Company may expressly authorize or direct in writing, and subject to Section 11 below, the Executive shall not, during or after the term of this Agreement and his employment by the Company, copy, reproduce, disclose or divulge to others, use or permit others to see any Confidential Information or any records of or materials relating to any such Confidential Information. The Executive further agrees that during the term of this Agreement and his employment by the Company he shall not remove from the custody or control of the Company or its subsidiaries or affiliates any records of or any materials relating to Confidential Information or other information and that upon the termination of the term of this Agreement and his employment by either party for any or no reason, he shall deliver the same to the Company and its subsidiaries and affiliates, as well as all of their other property of any kind.
(d)    The Executive (a) shall not use or disclose to the Company or any of its subsidiaries and affiliates, and has returned, any former employer’s or other person’s or entity’s confidential information (electronic or otherwise); and (b) is not a party to or bound by any confidentiality, non-solicitation, noncompetition or similar agreement, or any order, judgment or other obligation that could restrict the Executive from working for, or furthering the Business (as defined in Section 8 below) of, the Company or any of its subsidiaries and affiliates.
8.    Covenants. As consideration for and to induce the employment and continued employment of the Executive by the Company, the Executive agrees to the following additional covenants and obligations, which are reasonable and necessary to protect the goodwill and the value of the Company and its subsidiaries and affiliates and not unduly burdensome, and which all benefit Markel, its subsidiaries and affiliates and their predecessors and successors, whether by sale, merger, consolidation or otherwise. The Executive further agrees and acknowledges that, by virtue of his senior executive position with the Company, the Executive has and will have Confidential Information, relationships, unique knowledge and competitive advantages with respect to the entire Business, all personnel of the Company, its subsidiaries and affiliates, and all actual and prospective Agents, Producers, and Customers (each as defined below). Except in the regular course of his employment or as the Company may expressly authorize or direct in writing, the Executive shall not, during the term of this Agreement and for a period of twelve (12) months immediately following any termination of the term of this Agreement and his employment by either party for any or no reason, directly or indirectly, in any executive, managerial, strategic, sales, marketing, research or other competitive capacity:
(a)    engage in or assist any other person or entity in engaging in the Business (defined below), perform services involving the Business for any person or entity engaged in the Business, or provide material financial assistance involving the Business to any person or entity engaged in the Business, in each case anywhere in the Territory (defined below), it being understood that the Company, its subsidiaries and affiliates actively conduct and will conduct their businesses throughout the Territory and that such businesses effectively may be engaged in from any location throughout the Territory;
(b)    perform services or provide products competitive with the Business for or to, or accept or facilitate the acceptance of orders or instructions competitive with the Business from, any Customer or Prospective Customer (as defined below);
(c)     solicit any Customer or Prospective Customer for the purpose of performing or providing or facilitating the performance or provision of any services or products, or accepting or facilitating the acceptance of orders or instructions, competitive with the Business, seek to have a Customer non-renew any product or service with the Company or any of its subsidiaries or affiliates, or seek to have a Customer move any of its business with the Company or its subsidiaries or affiliates to any other person or entity competitive with the Business;
(d)    induce, solicit or attempt to persuade any employee, consultant or other agent of the Company or any of its subsidiaries and affiliates to terminate his, her or its employment, consultancy or other relationship or association with the Company or any such subsidiary or affiliate in order to enter into any employment, consulting, or other relationship with or perform services for any other person or entity;
(e)    induce, solicit or attempt to persuade any supplier, vendor or other person or entity with which the Company or any of its subsidiaries or affiliates engaged in the Business has a business relationship to terminate, restrict or otherwise modify its business relationship with the Company or any such subsidiary or affiliate; or
(f)    solicit any Agent or Producer or Prospective Agent or Producer (as defined below) for the purpose of developing relationships whereby such Agent or Producer or Prospective Agent or Producer would source or provide any services or products relating to and competitive with the Business.
(g)    The following terms shall have the following definitions for purposes of this Agreement:
(i)    “Agent or Producer” means any agent or producer of the Company or any of its subsidiaries or affiliates at any time during the twenty-four (24) month period preceding any termination of the Executive’s employment.
(ii)    “Business” means any and all of the following: the placement, brokerage or sale of insurance or reinsurance coverages or surety bonds; providing services related to the insurance, reinsurance or surety bond business; or providing other products and services (including without limitation risk management services) competitive with those products and services provided by the Company or any of its subsidiaries or affiliates.
(iii)    “Customer” means any customer of the Company or any of its subsidiaries or affiliates at any time during the twenty-four (24) month period preceding any termination of the Executive’s employment.

(iv)    “Prospective Agent or Producer” means any person or entity other than an Agent or Producer with respect to which, at any time during the twelve (12) month period preceding any termination of the Executive’s employment, the Company or any of its subsidiaries or affiliates: (x) sought to develop a relationship whereby such person or entity would source or provide any services or products of any kind in respect of the Business, or (y) acquired or had access to Confidential Information.
(v)    “Prospective Customer” means any person or entity other than a Customer with respect to which, at any time during the twelve (12) month period preceding any termination of the Executive’s employment, the Company or any of its subsidiaries or affiliates: (x) submitted or assisted in the submission of a presentation or proposal of any kind in respect of the Business, or (y) acquired or had access to Confidential Information.
(vi)    “Territory” means any country in which, as of the date of any termination of the Executive’s employment, the Company or any of its subsidiaries or affiliates engaged in the Business or any part thereof, including without limitation the marketing, distribution, underwriting, negotiation, sale or claims handling with respect to any products or services provided by the Company or any of its subsidiaries or affiliates, or in which Customers or Prospective Customers are located or in which risks covered by the Business are located.
(h)    Notwithstanding the foregoing, nothing in this Section 8 prohibits the Executive from owning not in excess of two percent (2%) in the aggregate of any class of capital stock or other ownership interests of any company if such stock or other ownership interests are publicly traded and listed on any national or regional stock exchange.
9.    Survival of Covenants and Remedies. The agreements made by the Executive in Sections 7 and 8 shall survive any termination of this Agreement and the Executive’s employment. Each such agreement by the Executive shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement of the provisions of Section 7 or 8. The Executive acknowledges and agrees that the Company and its subsidiaries and affiliates will sustain irreparable injury in the event of a breach or threatened breach by the Executive of the provisions of Section 7 or 8 and that the Company and its subsidiaries and affiliates do not and will not have any adequate remedy at law for such breach or threatened breach. Accordingly, the Executive agrees that if he breaches or threatens to breach any such covenant or agreement, the Company and its subsidiaries and affiliates shall each be entitled to immediate injunctive relief (without posting a bond or other security). The foregoing shall not, however, be deemed to limit the Company’s or any of its subsidiaries’ or affiliates’ remedies at law or in equity for any such breach or threatened breach.
10.    Non-disparagement and Cooperation. Subject to Section 11 below, following termination of the Executive’s employment by either party for any or no reason, the Executive shall:
(a)     Refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company, any of its subsidiaries or affiliates, or their respective businesses or representatives; and
(b)    Cooperate fully with the Company and its subsidiaries and affiliates in transitioning the Executive’s responsibilities as requested by the Company, and cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company or any of its subsidiaries or affiliates and which in any way relate to or involve the Executive’s employment with the Company. The Executive’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and its subsidiaries and affiliates may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of its subsidiaries and affiliates any truthful papers reasonably requested by any of them. The Executive shall be reimbursed for reasonable out-of-pocket expenses that the Executive incurs in rendering cooperation after the Executive’s employment termination pursuant to Section 10(b).
11.    No Interference. Nothing in this Agreement prohibits the Executive from confidentially or otherwise (without informing the Company or its subsidiaries or affiliates) communicating or filing a charge or complaint with, participating in an investigation by, or giving truthful testimony or statements to, a governmental agency or regulatory entity (including without limitation communication directly with the U.S. Securities and Exchange Commission about a possible securities law violation), or if properly subpoenaed or otherwise legally required to do so. This Agreement also does not prohibit the Executive from receiving an award (if any) under applicable law for providing truthful information to a governmental agency or regulatory entity. U.S. federal law provides that: (a) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (1) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits, or creates liability for, any such protected conduct.
12.    Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been given, delivered or made when delivered personally or when mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the Company at its principal office in Richmond, Virginia, and to the Executive at his residence as shown upon the employment records of the Company, or to such other address as either party may by notice specify to the other.
13.    Modification and Waiver. No provision of this Agreement, including any provision of this Section, may be modified, deleted or amended in any manner except by an agreement in writing executed by the Executive and the Company (subject to Section 16 herein). A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.
14.    Benefit and Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its subsidiaries, affiliates, successors and assigns and by the Executive and his heirs and personal representatives. The Company (or any successor or assign) may assign this Agreement to any subsidiary or affiliate or any person which, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof. Any such assignment shall not constitute a termination of the Executive’s employment for purposes of this Agreement or commence the running of any of the time periods set forth in Section 8 above. The Executive may not assign any of his rights or obligations under this Agreement.
15.    Construction and Venue. This Agreement is executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of such state. “Day” as used in this Agreement means a calendar day. THE EXECUTIVE AND THE COMPANY AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO, VIRGINIA SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE EXECUTIVE AND THE COMPANY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION OR VENUE IN THOSE COURTS.
16.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. In addition, if, at the time of enforcement of this Agreement, a court holds that any restriction stated in this Agreement is unreasonable or otherwise unenforceable under the circumstances then existing, the parties agree that the maximum restriction reasonable and enforceable under such circumstances shall be substituted for the stated restriction and the restriction shall be so modified and enforced.
17.    Headings. The underlined headings provided in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

19.    Withholding. There shall be withheld from amounts due the Executive under this Agreement such income taxes, contributions and other amounts as may be required to be withheld under applicable law.
20.    Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of Executive’s death. Any reimbursement or advancement payable to the Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive in accordance with the Company’s expense reimbursement policy, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.
21.    Entire Agreement. This Agreement (including the exhibits hereto) is the parties’ entire agreement on these matters and supersedes all other oral or written understandings or agreements between them as to such matters, provided, however, that, subject to Section 11 above, nothing in this Agreement limits, restricts or supersedes any fiduciary, statutory, tort or other non-contractual obligations of the Executive or rights of the Company or any of its subsidiaries or affiliates (including without limitation under any applicable trade secrets laws), or any written Equity Award Agreement with the Executive.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

RICHARD R. WHITT, III		MARKEL CORPORATION

/s/ RICHARD R. WHITT, III		/s/ ALAN I. KIRSHNER

Date:	August 15, 2018	By:	Alan I. Kirshner

		Title:	Executive Chairman

		Date:	August 15, 2018

EXHIBIT A - INTELLECTUAL PROPERTY AGREEMENT
As a material part of the consideration for my employment by Markel Corporation (“Company”), the compensation that I, Richard R. Whitt, III, shall receive during my employment, and the additional consideration that I will receive pursuant to the Employment Agreement to which this Intellectual Property Agreement (“IP Agreement”) is attached as Exhibit A, I acknowledge and agree that, by my signature on the attached Employment Agreement, I also agree to this IP Agreement’s terms, which are deemed incorporated into and a part of the Employment Agreement:

1.(a) Company owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including without limitation any and all source code or other intellectual property and further including without limitation all copyrights, trademarks, service marks, trade names, slogans, patents, ideas, designs, concepts and other proprietary rights. Company’s right, title and interest in and to the Works includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Works without any payment of any kind to me. I agree that the Works shall be "work made for hire" as that term is defined in the copyright laws of the United States, and not works of joint ownership. To the extent that any of the Works is determined not to constitute work made for hire, or if any rights in any of the Works do not accrue to Company as a work made for hire, my signature on the Employment Agreement constitutes an assignment (without any further consideration) to Company of any and all of my respective copyrights and other rights, title and interest in and to all Works. I will disclose promptly to Company all Works, whether or not they are patentable, copyrightable or subject to trade secret protection.

(b) I will provide any assistance reasonably requested by Company to obtain United States and foreign letters patent and copyright registrations covering inventions, original works of authorship and other Works belonging or assigned hereunder to Company. I will execute any transfers of ownership of letters patent or assignments of copyrights or other proprietary rights transferred or assigned hereunder (including without limitation short form assignments intended for recording with the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other person or entity). I understand that my obligations under this Section 1(b) shall survive any termination of this IP Agreement or of my employment by Company in perpetuity, provided that Company will compensate me at a reasonable rate for time actually spent performing such obligations at Company’s request after any such termination. If Company is unable for any reason whatsoever, including my mental or physical incapacity, to secure my signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations or on any document transferring or assigning any patent, copyright or other proprietary right that I am obligated hereunder to transfer or assign, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and in my stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations or transfers or assignments thereof or of any other proprietary rights with the same legal force and effect as if executed by me. This appointment is coupled with an interest in and to the inventions, works of authorship, trade secrets and other Works to which any proprietary rights may apply and shall survive my death or disability.

(c) As used in this IP Agreement, “Works” means (i) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that I conceive, create, develop, discover, make, acquire or reduce to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of my employment by Company and that relate to Company or any of its subsidiaries or affiliates or their respective businesses, or to Company’s or any of its subsidiaries’ or affiliates’ actual or demonstrably anticipated research or development, (ii) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that I conceive, create, develop, discover, make, acquire or reduce to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of my employment by Company and that are made through the use of any of Company’s or any of its subsidiaries’ or affiliates’ equipment, facilities, supplies, trade secrets or time, or that result from any work performed for Company or any of its subsidiaries or affiliates, and (iii) any part or aspect of any of the foregoing.

2. I have been notified by Company, and understand, that the foregoing provisions of Section 1 do not apply to an invention for which no equipment, supplies, facilities or trade secret information of Company or any of its

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subsidiaries or affiliates was used and which was developed entirely on my own time, unless: (a) the invention relates (i) to the business of Company or any of its subsidiaries or affiliates or (ii) to Company’s or any of its subsidiaries’ or affiliates’ actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by me for Company or any of its subsidiaries or affiliates. I have listed and described on an attached page all inventions of my own to which I claim Section 1 does not apply. If no such page is attached and signed by me and an authorized Company representative, no such inventions exist.

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EXHIBIT B - CONFIDENTIAL GENERAL RELEASE
In accordance with the Employment Agreement between Markel Corporation (“Markel” or the “Company”) and Richard R. Whitt, III (the “Executive”) dated as of ______    , 20_ (the “Employment Agreement”), and as a precondition to the receipt of certain benefits set forth in the Employment Agreement and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive agree to this Confidential General Release (“Release”) as follows:
1.    Release of All Claims. Except as set forth in Section 2 below, the Executive, and anyone claiming through the Executive or on the Executive’s behalf, hereby waive and release the Company and the other Released Parties (defined in Section 3, below) with respect to any and all claims, whether currently known or unknown, that the Executive now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Release. Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to:
(a)    all claims arising out of or related in any way to the Executive’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit, and all claims arising under the Employment Agreement;
(b)    all claims that were or could have been asserted by the Executive or on his or her behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and
(c)    all claims that were or could have been asserted by the Executive or on his or her behalf under: (i) the Age Discrimination in Employment Act (“ADEA”), as amended; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, New Jersey Civil Rights Act, New Jersey Family Leave Act, and the Virginia Labor and Employment code, Title 40.1.
2.    Exclusions. Notwithstanding the foregoing, the releases and waivers in Section 1 shall not apply to any or all of the following: (a) any claim for unemployment benefits or workers’ compensation, (b) any claim to be paid in full all wages, salary, and compensation earned as of the date of termination; (c) any claim for reimbursement of business expenses incurred in the course of Executive’s employment by the Company and in accordance with the Company’s business expense reimbursement policy; (d) accrued and vested benefit rights as of the date of termination; (e) any right to indemnification that the Executive may have under the Company’s bylaws or applicable law; (f) any claim for amounts or benefits under Section [__]1 of the Employment Agreement; or (g) any claim that by law is non-waivable.
3.    Released Parties. The term “Released Parties” as used in this Release includes: (a) the Company and its past and present divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past and present owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

1 The pertinent severance provision will be inserted before this release is executed.

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4.    No Other Actions or Claims. The Executive represents and warrants that: (a) the Executive has not filed or initiated any legal or other proceedings against any of the Released Parties (provided, however, that the Executive need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in Section 11 of the Employment Agreement; (b) no such proceedings have been initiated against any of the Released Parties on the Executive’s behalf; (c) the Executive is the sole owner of the claims that are released in Section 1 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release.
5.    No Admission. Nothing in this Release is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.
6.    ACKNOWLEDGMENTS. THE Executive ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: (a) THE Executive HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS RELEASE; (b) THE Executive RELEASES AND WAIVES CLAIMS UNDER THIS RELEASE KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH the executive ALREADY IS ENTITLED; (c) THE EXECUTIVE HEREBY IS AND HAS BEEN ADVISED TO HAVE THE Executive’S ATTORNEY REVIEW THIS RELEASE (AT THE EXECUTIVE’S COST) BEFORE SIGNING IT; (d) THE EXECUTIVE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS RELEASE; AND (e) WITHIN SEVEN (7) DAYS AFTER THE DATE ON WHICH THE EXECUTIVE SIGNS THIS RELEASE, THE EXECUTIVE MAY, AT THE EXECUTIVE’S SOLE OPTION, REVOKE THE RELEASE UPON WRITTEN NOTICE TO general counsel of the company, AND THE RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY THE EXECUTIVE. IF THE EXECUTIVE REVOKES THIS RELEASE, IT SHALL BE NULL AND VOID.
7.    Other Agreements; Amendments. Nothing in this Release modifies, limits or restricts Executive’s continuing obligations under the Employment Agreement (including without limitation Sections 7 and 8 thereof), any Equity Award Agreements (as defined in the Employment Agreement), and any other agreements involving the Company to which Executive is a party (collectively, the “Other Agreements”). All such obligations remain in full force and effect in accordance with their respective terms, and Executive hereby reaffirms his commitment to comply in full with all such obligations including without limitation Sections 7, 8, 9, 10, 11, 13, 14, 15, 16, 17 and 21 of the Employment Agreement. This Agreement may only be amended in a writing signed by all parties.
8.    Assignment. This Release is enforceable by the Company and its affiliates and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary, or other affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof. The Executive may not assign any of his rights or obligations under this Release.
9.    Construction and Venue. This Release is executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of such state. “Day” as used in this Release means a calendar day. THE EXECUTIVE AND THE COMPANY AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO, VIRGINIA SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THIS RELEASE.
10.    Severability. Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.
11.    Counterparts. This Release may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

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THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

RICHARD R. WHITT, III	MARKEL CORPORATION

Date:	By:

Title:

Date:

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